Exhibit 10.3

SCHOLASTIC CORPORATION

GUIDELINES FOR STOCK UNITS
GRANTED UNDER THE
SCHOLASTIC CORPORATION 2001 STOCK INCENTIVE PLAN
(As Amended and Restated as of July 21, 2009)

          Grants of Stock Units (as defined below) under the Scholastic Corporation 2001 Stock Incentive Plan (the “Plan”) shall be subject to, and governed by, the provisions set forth in these guidelines, the Plan (including, without limitation, Article VIII) and the applicable Award Agreement. An Award of Stock Units shall constitute an Other Stock-Based Award under the Plan. Unless otherwise indicated, any capitalized term used but not defined in these guidelines shall have the meaning ascribed to such term in the Plan.

          To the extent applicable, these guidelines are intended to comply with the applicable requirements of Section 409A of the Code (and the regulations thereunder) and shall be limited, construed and interpreted in a manner so as to comply therewith.

          The Company initially adopted these guidelines effective as of September 20, 2004. The Company amended and restated these guidelines effective as of May 25, 2006 in order to include a deferral feature that complies with the requirements of Section 409A of the Code. The Company amended and restated these guidelines as of September 23, 2008, effective as of January 1, 2005, in order to provide for deferrals of performance-based awards and comply with the requirements of Treasury Regulations issued under Section 409A. The Company hereby amends and restates these guidelines effective with respect to awards of Stock Units made on or after July 21, 2009 to modify the treatment of Stock Units upon Termination of Employment or Consultancy. These guidelines are part of the Plan and shall expire in accordance with Article XV thereof.

1.       Definitions. For purposes of these guidelines, the following definitions shall apply:

          1.1.       “Cause” means, solely for purposes of the grant of Stock Units and notwithstanding the definition of Cause in the Plan: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Stock Unit (or where there is such an agreement but it does not define “cause” (or words of like import)) any of the following as determined by the Committee in its good faith discretion: (i) willful misconduct of the Participant with regard to the Company; (ii) willful refusal of the Participant to follow the proper direction of the Board or any individual to whom the Participant reports; (iii) the Participant’s fraud or dishonesty with regard to the Company (other than good faith expense account disputes); or (iv) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of a Stock Unit that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.

          1.2.       “Disability” means, solely for purposes of the grant of Stock Units and notwithstanding the definition of Disability in the Plan, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

          1.3.       “Retirement” means, with respect to Awards of Stock Units made on or after July 21, 2009, a Termination of Employment on or after age 55 and at least 10 years of continuous of service with the Company or its Affiliates in accordance with the Company’s standard retirement policies. With respect to Awards of Stock Units made prior to July 21, 2009, “Retirement” shall mean a Termination of Employment on or after age 55 in accordance with the Company’s standard retirement policies.

          1.4.       “Specified Employee” or “Key Employee” shall mean such persons as shall be determined by the Company.

          1.5.       “Stock Unit” means a restricted stock unit, which is a unit of measurement equivalent to one share of Common Stock but with none of the attendant rights of a holder of a share of Common Stock until a share of Common Stock is ultimately distributed in payment of the obligation (other than the right to receive dividend equivalent amounts in accordance with Section 4 hereof). Upon distribution, all vested Stock Units shall be paid solely in the form of shares of Common Stock.

          1.6.       “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as described in Section 152(a) of the Code, without regard to Section 152(b), (b)(2) and (d)(1)(B)) of a Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.       Eligibility. Any Eligible Employee or Consultant (or prospective employee of the Company or any of its Affiliates or prospective Consultant) who is designated by the Committee is eligible to receive Stock Units pursuant to these guidelines. Notwithstanding the foregoing, no such person shall be eligible to defer the payment of Stock Units unless such person is an Eligible Employee who is a member of a select group of management and highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. To the extent a Participant is no longer considered a member of a select group of management and highly compensated employees within the meaning of Section 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee may deem such Participant ineligible to defer any additional Stock Units and all then unvested Stock Units shall continue to vest in accordance with the applicable vesting schedule and all vested Stock Units shall be payable in accordance with the Participant’s then existing elections, subject to the terms of these guidelines.

3.       Vesting of Stock Units and Payment.

          3.1.        Except as otherwise provided in Section 3.3 hereof, Stock Units shall vest in accordance with the vesting schedule and conditions set forth in the relevant Award Agreement, provided that the Participant is continuously employed by (or continuously provides consulting services to) the Company or any of its Affiliates (including any period during which the Participant is on leave of absence or any other break in employment in accordance with the Company’s policies and procedures) on each applicable vesting date and, provided further, that no portion of such Award shall vest or be payable earlier than the date that is thirteen (13) months after the date of its grant (“Initial Vesting Date”). An Award Agreement may condition the grant or vesting of Stock Units upon the attainment of Performance Goals, including established Performance Goals intended to meet the requirements of qualified-performance-based compensation under Section 162(m) of the Code, or such other factors as the Committee may determine, in its sole discretion.

          3.2.       Except as otherwise provided in this Section 3 or in Section 4.2 hereof, the Company shall distribute one share of Common Stock with respect to each vested Stock Unit on the applicable vesting date.

          3.3.       (a) For awards granted on or after July 21, 2009, subject to the limitations set forth in Section 3.4 below:

          (i) upon a Termination of Employment by reason of a Participant’s Retirement, for a period of three years from the date of Termination of Employment, unvested Stock Units will continue to vest and shares of Common Stock with respect to such Stock Units shall be distributed on the applicable vesting date in accordance with the vesting schedule that would have been in effect pursuant to Section 3.1 but for the Termination of Employment. The foregoing continuation of vesting and payment provision shall not apply with respect to any award of Stock Units made on or after July 21, 2009 to a Participant who is or may become eligible for Retirement at any time prior to the Initial Vesting Date and has also made a deferral election with respect to such Award and, as a result, such Award shall be forfeited if the Participant’s Termination of Employment occurs on or before the Initial Vesting Date; provided, however, that, the foregoing continuation of vesting and payment provisions shall apply to such Award if the Participant’s Termination of Employment under the circumstances described herein occurs after the Initial Vesting Date.

          (ii) upon a Termination of Employment or Termination of Consultancy (as applicable) by reason of a Participant’s death or Disability, all outstanding unvested Stock Units granted on or after July 21, 2009 shall immediately vest and a share of Common Stock with respect to each Stock Unit shall be distributed within 90 days of such termination; provided, however, that, if a Participant makes a deferral election with respect to an Award, the foregoing accelerated vesting and payment provisions shall not apply to such Award if the Participant’s Termination of Employment or Termination of Consultancy (as applicable) under the circumstances described herein occurs on or before the Initial Vesting Date; provided, further, however, that, the foregoing accelerated vesting and payment provisions shall apply to such Award if the Participant’s Termination of Employment or Termination of Consultancy (as applicable) under the circumstances described herein occurs after the Initial Vesting Date.

          (b)        Subject to the limitations set forth in Section 3.4 below, in the case of awards granted prior to July 21, 2009, upon a Termination of Employment or Termination of Consultancy (as applicable) by a Participant for (i) Good Reason by written notice to the Company within thirty (30) days after the occurrence of the condition giving rise to such claim of Good Reason, which condition is not fully corrected by the Company within thirty (30) days of receipt of such notice and which termination of employment occurs no later than ninety (90) days after the occurrence of the condition giving rise to the claim of Good Reason, (ii) by the Company without Cause or (iii) as a result of a Participant’s death Disability or Retirement, all outstanding unvested Stock Units shall immediately vest and a share of Common Stock with respect to each Stock Unit shall be distributed within 90 days of such termination; provided, however, that, if a Participant makes a deferral election with respect to an Award, the foregoing accelerated vesting and payment provisions shall not apply to such Award if the Participant’s Termination of Employment or Termination of Consultancy (as applicable) under the circumstances described herein occurs on or before the Initial Vesting Date; provided, further, however, that, the foregoing accelerated vesting and payment provisions shall apply to such Award if the Participant’s Termination of Employment or Termination of Consultancy (as applicable) under the circumstances described herein occurs after the Initial Vesting Date.

          Solely for purpose of this Section 3.3(b), “Good Reason” mean (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Stock Unit (or where there is such an agreement but it does not define “good reason” (or words of like import)) any of the following as determined by the Committee in its good faith discretion: (i) a material diminution of a Participant’s then duties, responsibilities or authority; or (ii) a material decrease in a Participant’s annual rate of base salary (other than an across-the-board decrease); or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of a Stock Unit that defines “good reason” (or words of like import), “good reason” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “good reason” only applies on occurrence of a change in control, such definition of “good reason” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.

          (c)       Notwithstanding anything in this Section 3.3 or in the Plan to the contrary, to the extent required by Section 409A of the Code and Treasury regulations, upon a Termination of Employment or Termination of Consultancy (other than as a result of death) of a Specified Employee, distributions under the Plan determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be delayed until six months after such Termination of Employment or Termination of Consultancy if such termination constitutes a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Treasury regulations issued thereunder) and such distributions shall be made at the beginning of the seventh month following the date of the Specified Employee’s Termination of Employment or Termination of Consultancy.

          3.4       Notwithstanding anything in these guidelines to the contrary, an Award of Stock Units intended to be qualified performance-based compensation under Code Section 162(m)(4)(C) shall not be payable prior to attainment of the relevant Performance Goals.

          3.5       Notwithstanding anything in these guidelines to the contrary, no distribution shall be made upon a Participant’s Termination of Employment or a Termination of Consultancy unless such termination constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Treasury regulations issued thereunder.

          3.6       Except as provided in these Guidelines, Stock Units that are not vested as of the date of a Participant’s Termination of Employment or Termination of Consultancy for any reason shall terminate and be forfeited in their entirety on the date of such termination.

4.       Deferral of Payment Date.

          4.1(a) (i) September 2004 Stock Unit Grants - Special Rules. With respect to the payment of a portion of the Stock Units granted on September 20, 2004, a Participant may elect to defer, for a period of time (expressed in whole years), of not less than five years, the scheduled payment date of September 20, 2007 (the date on which the third tranche of such Award (relating to 25% of the Award) is scheduled to vest and be paid) and the scheduled payment date of September 20, 2008 (the date on which the fourth and last tranche of the Award (relating to an additional 25% of the Award) is scheduled to vest and be paid) provided that: (A) in order for a deferral election under this Section 4.1(a)(i) to be effective, the Participant must make the election prior to September 20, 2006; (B) a deferral election made by a Participant pursuant to this Section 4.1(a)(i) shall defer the September 20, 2007 payment date and the September 20, 2008 payment date by the same period of time elected (e.g., if a Participant elects a deferral period of five years, the Stock Units scheduled to be paid on September 20, 2007 shall be paid on September 20, 2012 and the Stock Units scheduled to be paid on September 20, 2008 shall be paid on September 20, 2013); and (C) a Participant may not elect a deferral period (expressed in whole years) that is less than five years, measured from each of the September 20, 2007 and the September 20, 2008 payment dates. It is intended that any deferral election made under this Section 4.1(a)(i) constitute a change in payment election covered by the transition relief available under IRS Notice 2005-1, Q&A-19(c), as modified by the Proposed Treasury regulations under Section 409A of the Code. If a Participant who was granted Stock Units on September 20, 2004 does not make a deferral election by September 20, 2006 or, if, for whatever reason, the Participant’s deferral election is not effective, the applicable Stock Units shall be paid in accordance with the terms of the Award, except as otherwise provided in Section 3 above.

          (ii)       Initial Deferral Elections. A Participant may, no later than 30 days after the date on which an Award of Stock Units has been granted, elect to defer each date on which a portion of the Award is scheduled to be paid, provided that: (A) in order to be effective, the Participant must make the deferral election at least twelve (12) months prior to the first date on which the Award or a portion of the Award is scheduled to vest; (B) a deferral election made by the Participant pursuant to this Section 4.1(a)(ii) shall defer, by the same period of time, every scheduled payment date applicable to the Award (e.g., assuming a Participant makes a deferral election of five years for an Award that vests 25% annually for four years, the first payment of Stock Units shall occur five years after the first originally scheduled payment date; the second payment of Stock Units shall occur five years after the second originally scheduled payment date, with each subsequent originally scheduled payment date being deferred by the same time period); and (C) a Participant’s deferral election will not become effective until (12) twelve months after the date on which it is made.

          (iii)      Subsequent Deferral Elections. A Participant shall be permitted to extend the previously deferred payment dates applicable to an Award of Stock Units, provided that: (A) in order to be effective, the Participant must make the subsequent deferral election at least (12) twelve months prior to the first scheduled deferred payment date; (B) a subsequent deferral election made by the Participant pursuant to this Section 4.1(a)(iv) shall defer every previously deferred payment date applicable to the Award by the same period of time (expressed in whole years) of not less than five years (i.e., each previously deferred payment date shall be deferred by the additional deferral period elected by the Participant, with the result that, after the subsequent deferral election has been made, the payment dates will continue to be staggered in time); and (C) a Participant’s subsequent deferral election will not become effective until (12) twelve months after the date on which it is made.

          (b) Any deferral pursuant to this section must be made in writing on an election form prescribed by, and acceptable to, the Company and in accordance with the procedures established by the Company. A deferral election is valid solely with respect to the Stock Units identified on the election form and must comply with the requirements of Section 4 to be given effect. A Participant’s election to defer Compensation shall become irrevocable on the last day the deferral of such Compensation may be elected under Section 4.1(a). A Participant may revoke or change his or her election to defer Compensation at any time prior to the date the election becomes irrevocable. Any such revocation or change shall be made in a form and manner determined by Company.

          4.2.      If a Participant makes an initial or subsequent deferral election with respect to an Award of Stock Units, distribution of such units, to the extent vested, shall be made to the Participant on the earlier of: (A) the applicable deferred payment dates or (B) the Participant’s Termination of Employment or Termination of Consultancy, as applicable, subject to the special rules in Section 3 applicable to distributions on or prior to the Initial Vesting Date and distributions to Specified Employees.

5.       Dividend Equivalent Amounts. Cash dividends shall be credited to a Stock Unit dividend book entry account on behalf of each Participant with respect to each Stock Unit held by such Participant, provided that the right of each Participant to actually receive such dividend shall be subject to the same restrictions, including form and time of payment, as the Stock Unit to which the dividend relates. Unless otherwise determined by the Committee, cash dividends shall not be reinvested in Common Stock and shall remain uninvested.

6.       Unforeseeable Emergency. Upon the written request of a Participant, the Committee, in its sole discretion, may approve, due to the occurrence of an Unforeseeable Emergency, an immediate distribution of vested Stock Units. Any such distribution shall not exceed the amounts necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay federal, state, and local taxes and any penalties reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Determinations of the amount reasonably necessary to satisfy the emergency need must take into account any additional compensation available to the Participant upon cancellation of a deferral payment due to an unforeseeable emergency available under other deferred compensation arrangements with the Company. To the extent applicable, the Company shall make a book entry to a Participant’s account to reduce such Participant’s account to reflect a distribution pursuant to this section.

7.       Forfeiture. The Committee may, in its sole discretion, terminate any outstanding Stock Units if the Committee determines that the Participant engaged in conduct that constitutes Cause.

8.       Amendment, Suspension or Termination. To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of these guidelines or any Award of Stock Units to comply with Section 409A of the Code and the regulations thereunder or any other applicable law and may also amend, suspend or terminate these guidelines and any Award of Stock Units, subject to the terms of the Plan.

9        Section 16(b). To the extent required, these guidelines are intended to comply with Rule 16b and the Committee shall interpret and administer these guidelines in a manner consistent therewith. If an officer (as defined in Rule 16b) is designated by the Committee to receive Stock Units, any such Award shall be deemed approved by the Committee and shall be deemed an exempt purchase under Rule 16b. Any provisions inconsistent with Rule 16b shall be inoperative and shall not affect the validity of these guidelines. Notwithstanding anything herein to the contrary, if the grant of any Award of Stock Units or the payment of a share of Common Stock with respect to a Stock Unit or any election with regard thereto results or would result in a violation of Section 16(b) of the Exchange Act, any such grant, payment or election shall be deemed to be amended to comply therewith, and to the extent such grant, payment or election cannot be amended to comply therewith, such grant, payment or election shall be immediately cancelled and the Participant shall not have any rights thereto.

10.     Withholding. The Company shall have the right to deduct from any amounts otherwise payable to a Participant, whether pursuant to the Plan or otherwise, to collect from the Participant, any minimum required withholding taxes, including but not limited to Social Security and Medicare taxes, due upon vesting and/or distribution of an Award of Stock Units hereunder.

11.     Governing Law. Except to the extent preempted by the Code, these guidelines shall be governed by the laws of Delaware.

12.     Plan Document. These guidelines and an Award of Stock Units are subject to the terms and conditions of the Plan (including, without limitation, Sections 4.1(a) and 4.2 and Articles VIII, IX, XI, XIII and XV).